EXHIBIT 10.1

EXECUTION VERSION

AMENDMENT NO. 1 (this “Amendment”), dated as of February 10, 2017, to the Credit Agreement dated as of November 10, 2015 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”; the Credit Agreement as amended hereby, the “Amended Credit Agreement”) among NMI HOLDINGS, INC., a Delaware corporation (the “Company”), the lenders party thereto and JPMORGAN CHASE BANK, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Agent”).
WHEREAS, the Company desires to amend the Credit Agreement to, among other things, extend the Maturity Date to November 10, 2019 and effect the other changes set forth herein;
WHEREAS, each of the Agent and each Lender under the Credit Agreement has indicated that it is willing to consent to the Amendment, subject to the terms and conditions set forth herein; and
WHEREAS, the Company has engaged JPMCB and/or its designated affiliates to act as sole bookrunner and sole lead arranger in respect of this Amendment and the transactions contemplated hereby (in such capacities, the “Lead Arranger”);
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
SECTION 1.Defined Terms. Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Credit Agreement.

SECTION 2.[Reserved].

SECTION 3.Amendments to the Credit Agreement. Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex I hereto.

SECTION 4.Representations and Warranties. To induce the other parties hereto to enter into this Amendment, the Company represents and warrants that:

(a)    As of the Amendment Effective Date, this Amendment has been duly authorized, executed and delivered by it. This Amendment and the Amended Credit Agreement (in each case, as of the Amendment Effective Date) constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    The representations and warranties of the Company contained in Article 5 of the Credit Agreement or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, (i) which are not qualified as to materiality are true and correct in all material respects and (ii) which are qualified as to materiality are true and correct, in each

EXHIBIT 10.1

case, on and as of the Amendment Effective Date, after giving effect to this Amendment, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all material respects, or true and correct, as the case may be, as of such earlier date.

(c)    As of the Amendment Effective Date, (i) no Default or Event of Default has occurred and is continuing or shall result from the effectiveness of this Amendment or the consummation of the transactions contemplated hereby and (ii) the Company is in compliance on a Pro Forma Basis (after giving effect to this Amendment and the consummation of the transactions contemplated hereby) with each of the covenants contained in Sections 7.11, 7.12, 7.13, 7.14 and 7.15 of the Credit Agreement.

SECTION 5.Amendment Effective Date. This Amendment shall become effective as of the first date (the “Amendment Effective Date”) on which each of the following conditions shall have been satisfied:

(a)    The Agent shall have received a counterpart signature page to this Amendment executed and delivered by each of (i) each Obligor, (ii) the Agent, and (iii) each Lender.

(b)    The representations and warranties set forth in Section 4 of this Amendment shall be true and correct in all respects on and as of the Amendment Effective Date, and the Agent shall have received a certificate (in form and substance reasonably acceptable to the Agent), dated as of the Amendment Effective Date and signed by a Responsible Officer of the Company, certifying as to such representations and warranties, together with reasonably detailed calculations demonstrating compliance with clause (ii) of Section 4(c).

(c)    The Agent shall have received a written opinion, reasonably acceptable to the Agent in form and substance (addressed to the Agent and the Lenders and dated the Amendment Effective Date) from each of (i) Wachtell, Lipton, Rosen & Katz LLP, counsel for the Obligors, and (ii) Potter Anderson & Corroon LLP, Delaware counsel for the Obligors. The Company hereby requests such counsel to deliver such opinions.

(d)    [Reserved].

(e)    The Agent shall have received, with respect to each Obligor as of the Amendment Effective Date, each of the items set forth in Section 4.01(b) of the Credit Agreement, in each case as though (i) each reference therein to the “Closing Date” were a reference to the Amendment Effective Date, (ii) the reference therein to the “Transactions” were a reference to the transactions contemplated hereby and (iii) the references therein to “this Agreement” and “hereunder” were a reference to this Amendment.

(f)    The Company shall have paid:

(i)to the Lead Arranger, for the account of each Lender, an upfront fee (the “Upfront Fee”) in an amount equal to 0.25% of the principal amount of Loans held by such Lender on the Amendment Effective Date immediately after giving effect to this Amendment and the transactions contemplated hereby, which Upfront Fee shall be fully earned and due and payable on the Amendment Effective Date; and
(ii)all other fees and amounts due and payable pursuant to this Amendment and/or any letter agreements or fee letters by and between the Company and the Lead Arranger (collectively, the “Engagement Letter”), including, to the extent invoiced, reimbursement or payment of documented and reasonable out-of-pocket expenses in connection with this

EXHIBIT 10.1

Amendment and any other out-of-pocket expenses of the Agent and the Lead Arranger required to be paid or reimbursed pursuant to this Amendment, the Credit Agreement or the Engagement Letter as of the Amendment Effective Date.

(g)    The Company and each of the Subsidiary Guarantors shall have provided the documentation and other information to the Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Patriot Act, to the extent the Company shall have received written requests therefor at least ten (10) Business Days prior to the Amendment Effective Date.

The Agent shall notify the Company and the Lenders of the Amendment Effective Date and such notice shall be conclusive and binding.
SECTION 6.Reaffirmation; Effect of Amendment.

(a)    Each Obligor hereby expressly acknowledges the terms of this Amendment and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Amendment and the transactions contemplated hereby, and (ii) in the case of each Subsidiary Guarantor, its guarantee of the Obligations and its grant of Liens on the Collateral to secure the Obligations, in each case pursuant to the Guarantee and Security Agreement and any other Loan Document to which such Subsidiary Guarantor is a party.

(b)    Except as expressly set forth herein, this Amendment shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Lenders or the Agent under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other provision of the Credit Agreement or of any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Company to a consent to, or a waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.

(c)    From and after the Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein”, or words of like import, and each reference to the “Credit Agreement” in any other Loan Document shall be deemed a reference to the Amended Credit Agreement. This Amendment shall constitute a “Loan Document” for all purposes under the Credit Agreement and the other Loan Documents.

SECTION 7.GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 8.Costs and Expenses. As and to the extent required by Section 10.04 of the Amended Credit Agreement, Company agrees to reimburse each of the Agent and the Lead Arranger promptly after receipt of a written request for its documented and reasonable out-of-pocket expenses in connection with this Amendment.

SECTION 9.Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same

EXHIBIT 10.1

instrument. Delivery by facsimile or other electronic imaging means of an executed counterpart of a signature page to this Amendment shall be effective as delivery of an original executed counterpart of this Amendment.

SECTION 10.Headings. Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Amendment.

[Remainder of page intentionally left blank]

EXHIBIT 10.1

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

NMI HOLDINGS, INC., as the Company
By:	/s/ Glenn Farrell
Name: Glenn Farrell
Title: EVP and CFO

NMI SERVICES, INC., as a Subsidiary Guarantor
By:	/s/ Glenn Farrell
Name: Glenn Farrell
Title: Treasurer and CFO

[Signature page to Amendment No. 1]

EXHIBIT 10.1

JPMORGAN CHASE BANK, N.A., as Agent
By:	/s/ James S. Mintzer
Name: James S. Mintzer
Title: Vice President

[Signature page to Amendment No. 1]

EXHIBIT 10.1

ANNEX I

AMENDMENTS TO CREDIT AGREEMENT

[Changed pages to Credit Agreement follow]

-I-1

EXHIBIT 10.1

TABLE OF CONTENTS
		Page
Article 1
Definitions
Section 1.01.	Certain Defined Terms.	1
Section 1.02.	Other Interpretive Provisions.	26
Section 1.03.	Classification of Loans.	27
Section 1.04.	Accounting Principles.	27
Article 2
The Credits
Section 2.01.	Initial Loans.	28
Section 2.02.	[Reserved].	28
Section 2.03.	[Reserved].	~~28~~ 29
Section 2.04.	[Reserved].	~~28~~ 29
Section 2.05.	Pro Rata Shares.	~~28~~ 29
Section 2.06.	Conversion and Continuation of Loans.	29
Section 2.07.	Notes; Loan Accounts.	29
Section 2.08.	Repayment of Loans.	30
Section 2.09.	Optional and Mandatory Prepayments and Reductions of Commitments.	30
Section 2.10.	Interest.	33
Section 2.11.	Fees.	34
Section 2.12.	Computation of Fees and Interest.	~~34~~ 35
Section 2.13.	Payments Generally.	35
Section 2.14.	Sharing of Payments by Lenders.	36
Section 2.15.	[Reserved].	37
Section 2.16.	Defaulting Lenders.	37
Section 2.17.	Maturity Extensions of Loans.	~~37~~ 38
Article 3
Taxes, Yield Protection and Illegality
Section 3.01.	Taxes.	40
Section 3.02.	Illegality.	~~42~~ 43
Section 3.03.	Increased Costs and Reduction of Return.	43
Section 3.04.	Funding Losses.	44
Section 3.05.	Inability to Determine Rates.	~~44~~ 45
Section 3.06.	Certificates of Lenders.	45
Section 3.07.	Substitution of Lenders.	45
Section 3.08.	Survival.	~~45~~ 46
Article 4
Conditions Precedent
Section 4.01.	Conditions to Closing.	46
Section 4.02.	Determinations Under Section 4.01.	48
Article 5
Representations and Warranties
Section 5.01.	Corporate Existence and Power.	48
Section 5.02.	Corporate Authorization; No Contravention.	49

EXHIBIT 10.1

EXHIBIT 10.1

“Agent” means JPM, in its capacity as administrative agent under the Loan Documents, and its successors and permitted assigns in such capacity.

EXHIBIT 10.1

“Agent Fee Letter” means the Agent Fee Letter, dated the date hereof, between JPM and the Company.

“Agent-Related Persons” means the initial Agent, any successor Agent and the Arranger, in each case together with their respective Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02 or such other address or account as the Agent may from time to time specify.

“Agreement” means this Credit Agreement.

“A.M. Best” means A.M. Best Company.

“Amendment No. 1” means Amendment No. 1 to this Agreement, dated as of February 10, 2017, among the Company, the Subsidiary Guarantors party thereto, the Lenders party thereto and the Agent.

“Amendment No. 1 Effective Date” means the “Amendment Effective Date” as defined in Amendment No. 1, which date was February 10, 2017.

“Annual Statement” means the annual statutory financial statement of any Insurance Subsidiary required to be filed with such Insurance Subsidiary’s domiciliary insurance commissioner, which statement shall be in the form required by such Insurance Subsidiary’s domiciliary jurisdiction or, if no specific form is so required, in the form of financial statements permitted by such domiciliary insurance commissioner to be used for filing annual statutory financial statements and shall contain the type of information permitted or required by such domiciliary insurance commissioner to be disclosed therein, together with all exhibits or schedules filed therewith.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over any Obligor.

“Anti-Money Laundering Laws” means any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), any law or executive order relating thereto administered by the U.S. Department of the Treasury Office of Foreign Assets Control, and any similar law, regulation, or executive order enacted in the United States after the date of this Agreement.

“Applicable Margin” means, as of any date of determination, a percentage per annum equal to: (i) in respect of Eurodollar Rate Loans, ~~7.50~~6.75% and (ii) in respect of Base Rate Loans, ~~6.50~~5.75%.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that any of the Company or any of its Subsidiaries provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or Lenders by means of electronic communications pursuant to Section 10.02(b) services or any automated clearing house transfers of funds or in respect of any credit card or similar services.

“Casualty Event” means any casualty or other insured damage to any property of the Company or any of its Subsidiaries (other than Insurance Subsidiaries or Subsidiaries of Insurance Subsidiaries), or any taking of any such property under power of eminent domain or by condemnation or similar proceeding, or any transfer of any such property in lieu of a condemnation or similar taking thereof.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980.

EXHIBIT 10.1

“Change of Control” means any acquisition, directly or indirectly, by any person or group (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), of beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Exchange Act) of 50% or more of the outstanding shares of Voting Stock of the Company.

“Class” when used with respect to Loans, refers to whether such Loans are Initial Loans or Extended Loans, as applicable.

“Closing Date” means November 10, 2015~~, or, if later, the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01~~.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means, collectively, all of the Security Agreement Collateral and all other property of whatever kind and nature subject or purported to be subject from time to time to a Lien in favor of the Agent for the benefit of the Secured Parties under any Security Document.

“Collateral and Guarantee Requirement” means the requirement that:

(a)the Agent shall have received from each Obligor either (i) a counterpart of the Guarantee and Security Agreement duly executed and delivered on behalf of such Obligor or (ii) in the case of any Person that becomes an Obligor after the Closing Date, a supplement to the Guarantee and Security Agreement, in substantially the form specified therein, duly executed and delivered on behalf of such Obligor;

(b)all outstanding Capital Stock in any Restricted Subsidiary owned by or on behalf of any Obligor shall have been pledged pursuant to the Guarantee and Security Agreement (except that, in the case of Foreign Subsidiaries, (x) such pledge shall be limited to 65% of the outstanding Voting Stock (and 100% of the outstanding Capital Stock other than Voting Stock) of first-tier Foreign Subsidiaries and (y) no assets of any Foreign Subsidiary (including any Capital Stock or Voting Stock of a Subsidiary owned by a Foreign Subsidiary) shall be subject to the Collateral and Guarantee Requirement) and the Agent shall have received all certificates or other instruments representing such Capital Stock, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents and perfect or record such Liens to the extent, and with the priority, required by the Guarantee and Security which the Eurodollar Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the Eurodollar Screen Rate for the shortest period (for which that Eurodollar Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase (including purchases financed with equity) of any Capital Stock, bonds, notes, obligations, debentures or other debt securities of, or any other investment in, any Person, in each case excluding, for the avoidance of doubt, transactions pursuant to Reinsurance Agreements. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but shall be reduced by the amount equal to any returns in respect of such Investment received by the investor thereof in the same form as the original Investment (or in cash).

“IRS” means the Internal Revenue Service or any Governmental Authority succeeding to any of its principal functions under the Code.

“JPM” means JPMorgan Chase Bank, N.A.

“Junior Financing” has the meaning specified in Section 7.10(a).

EXHIBIT 10.1

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, as extended in accordance with this Agreement from time to time.

“Lenders” has the meaning specified in the introduction to this Agreement and includes any other Person that shall have become a party hereto pursuant to an Assignment and Assumption in accordance with Section 10.07, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption
.
“Lending Office” means, as to any Lender, the office or offices of such Lender specified as its “Lending Office” or “Domestic Lending Office” or “Eurodollar Lending Office,” as the case may be, on Schedule 10.02 or in its administrative questionnaire delivered to the Agent, or such other office or offices or office of a third party or sub-agent, as appropriate, as such Lender may from time to time notify the Company and the Agent.

“License” means any license, certificate of authority, permit or other authorization that is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of the Insurance Business of the Company’s Insurance Subsidiaries.

“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by, any conditional sale or other title retention agreement and the interest of a lessor under a capital lease or any financing lease having substantially the same economic effect as any of the foregoing), but not including the interest of a lessor under an operating lease or a licensor under a license that does not otherwise secure an obligation.

“Liquidity” means, at any time, the aggregate amount of unrestricted cash and Cash Equivalents held by the Company at such time (assuming, solely for purposes of this definition, that each reference to “one year” or “twelve months” in the definition of “Cash Equivalents” were a reference to “three years”).

“Loan” means an Initial Loan or an Extended Loan, as applicable.

“Loan Documents” means this Agreement and amendments of and joinders to this Agreement that are deemed pursuant to their terms to be Loan Documents for purposes hereof, all Notes and the Security Documents.

“Loan Notice” means a notice of Credit Extension substantially in the form of Exhibit C-1.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the FRB.

“Material Acquisition” means any Acquisition by the Company or its Restricted Subsidiaries in a transaction or series of related transactions for consideration exceeding $10,000,000.

"Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the business, properties, results of operations or financial condition of the Company and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Obligor to perform under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Obligor of any Loan Document to which it is a party.

“Material Disposition” means any disposition of assets by the Company or its Subsidiaries in a transaction or series of related transactions for consideration exceeding $10,000,000, other than any such disposition by any Insurance Subsidiary or any Subsidiary of an Insurance Subsidiary in the ordinary course of business consistent with the investment policy approved by the board of directors of such Subsidiary.

“Maturity Date” means, except to the extent extended pursuant to Section 2.17, the ~~third~~fourth anniversary of the Closing Date.

EXHIBIT 10.1

“Minimum Extension Condition” as defined in Section 2.17(d).

“Moody’s” means Moody’s Investors Service, Inc., and any Person succeeding to its rating agency business.

“Multiemployer Plan” means a “multiemployer plan,” within the meaning of Section 4001(a)(3) of ERISA, to which the Company, any of its Subsidiaries or any ERISA Affiliate makes, is making or is obligated to make contributions or, during the preceding six calendar years, has made, or been obligated to make, contributions.

“NAIC” means the National Association of Insurance Commissioners or any successor thereto, or in the absence of the National Association of Insurance Commissioners or such successor, any other association, agency or other organization performing advisory, coordination or other like functions among insurance departments, insurance commissioners and similar Governmental Authorities of the various states of the United States toward the promotion of uniformity in the practices of such Governmental Authorities interest, fees and premiums (if any) in connection therewith shall be paid, substantially concurrently with the incurrence of such Refinancing Indebtedness in accordance with the provisions of Section 2.09(a).

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act, substantially identical notes issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the U.S. Securities and Exchange Commission.
“Reimbursement Date” has the meaning specified in Section 2.04(d).

“Reinsurance Agreement” means any agreement, contract, treaty, certificate or other arrangement by which any Insurance Subsidiary agrees to cede to, or assume from, another insurer all or part of the liability assumed or assets held by it under one or more insurance, annuity, reinsurance or retrocession policies, agreements, contracts, treaties, certificates or similar arrangements. Reinsurance Agreements shall include, but not be limited to, any agreement, contract, treaty, certificate or other arrangement that is treated as such by the applicable Department.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, members, representatives, agents and advisors of such Person and of such Person’s Affiliates.

“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the Environment.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.

“Repricing Transaction” means (i) any repayment, prepayment, refinancing or replacement of all or any portion of the Loans with the proceeds of, or any conversion of all or any portion of the Loans into, any new or replacement term loans having an effective interest cost or Weighted Average Yield that is less than the effective interest cost or Weighted Average Yield of the Loans (or portion thereof) so repaid, prepaid, refinanced or replaced and (ii) any repricing or effective refinancing of all or any portion of the Loans through any waiver, consent or amendment directed at, or the result of which would be, the lowering of the effective interest cost or the Weighted Average Yield of the Loans, but excluding ~~any~~, in the case of each of (i) and (ii), any repayment, prepayment, refinancing, replacement, waiver, consent or amendment (x) in connection with any public offering of securities or transaction resulting in a Change of Control or (y) to the extent the primary purpose thereof, as reasonably determined by the Company in good faith, is not to reduce the effective interest cost or the Weighted Average yield of the Loans.

EXHIBIT 10.1

“Required Lenders” means, as of any date of determination, one or more Lenders having or holding Exposure constituting more than 50% of the aggregate Exposure of all Lenders; provided that the amount of Exposure shall be determined with respect to any Defaulting Lender by disregarding the Exposure of such Defaulting Lender.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to

March 31, 2017	$375,000
June 30, 2017	$375,000
September 30, 2017	$375,000
December 31, 2017	$375,000
March 31, 2018	$375,000
June 30, 2018	$375,000
September 30, 2018	$375,000
December 31, 2018	$375,000
March 31, 2019	$375,000
June 30, 2019	$375,000
September 30, 2019	$375,000
Maturity Date	Remainder

Notwithstanding the foregoing, (x) such amortization payments shall be reduced in accordance with Section 2.09(e) in connection with any voluntary or mandatory prepayments of the Loans in accordance with Section 2.09; and (y) the Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Maturity Date.
Section 1.01.    Optional and Mandatory Prepayments and Reductions of Commitments.

(a)Optional Prepayments. The Company will have the right at any time to prepay any Credit Extension in whole or in part, in minimum amounts of $500,000 or any multiple of $100,000 in excess thereof, subject to the provisions of this Section.

(b)[Reserved].

(c)Prepayment Premium. In the event that, on or prior to the date that is 12 months after the ~~Closing~~Amendment No. 1 Effective Date, all or any portion of the Loans is ~~(x) prepaid pursuant to Section 2.09(a) or Section 2.09(d)(i) or (y)~~ the subject of a Repricing Transaction, then ~~in each case~~ the Company shall pay to the Agent, for the benefit of the Lenders holding the ~~loans~~Loans that are the subject ~~to~~of such ~~prepayment or~~ Repricing Transaction, a prepayment premium in an amount equal to 1.0% of the principal amount of the Loans that are the subject ~~to~~of such ~~prepayment or~~ Repricing Transaction. If, on or prior to the date that is 12 months after the ~~Closing~~Amendment No. 1 Effective Date, the Loans held by a Lender are assigned pursuant to Section 10.14 as a result of such ~~Lender~~Lender’s being a Non-Consenting Lender with respect to or in connection with any Repricing Transaction, the Company shall pay to the Agent, for the benefit of such Lender, without duplication of any prepayment premium paid pursuant to this Section 2.09(c), a prepayment premium in an amount equal to 1.0% of the principal amount of the Loans of such Lender so assigned.

(d)Mandatory Prepayments. The Company shall be required to make mandatory prepayments as set forth in subclauses (i) to (iv) below:

(i)Indebtedness. Within one Business Day after any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of the incurrence of any (A) Indebtedness not permitted

EXHIBIT 10.1

hereunder, (B) Indebtedness pursuant to Section 7.01(a)(i)(B), or (C) Extended Loans, the Company shall prepay Loans in an aggregate amount equal to such Net Proceeds.

Asset Sales. Within five Business Days after any Net Proceeds are received by or on behalf of the Company or any Restricted Subsidiary in respect of any Asset Sale, the